Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-155638) of Sharps Compliance Corp. of our report dated August 27, 2014, with respect to the consolidated financial statements of Sharps Compliance Corp. and subsidiaries (the “Company”) as of June 30, 2014 and 2013, and for each of the three fiscal years in the period ended June 30, 2014, which appears in this Annual Report on Form 10-K for the year ended June 30, 2014.

/s/ UHY LLP

Houston, Texas
August 27, 2014